Exhibit 99.2

中国北京市建国门外大街甲12号新华保险大厦6层100022

6/F, NCI Tower, A12 Jianguomenwai Avenue, Beijing 100022, China

电话  Tel: +86 10 6569 3399  传真  Fax: +86 10 6569 3838

电邮  Email: beijing@tongshang.com  网址  Web: www.tongshang.com

LEGAL OPINION

To:       Kuke Music Holding Limited

4 San Jian Fang South Block

Chaoyang District, Beijing 100024

People’s Republic of China

January 6, 2021

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as PRC counsel to Kuke Music Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed public offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), representing ordinary shares of par value US$ 0.001 per share of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the ADSs on the New York Stock Exchange or the Nasdaq Stock Market.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)                 the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(b)                 the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents;

(c)                  that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

(d)                 that information provided to us by the Company, the PRC Subsidiaries (as defined below) and the Variable Interest Entities (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the Variable Interest Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(e)                  all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course;

(f)                   that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be) ;

(g)                  that all parties other than the PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(h)                 all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company, the PRC Subsidiaries and the Variable Interest Entities with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“Beijing Lecheng”	means Beijing Lecheng Future Culture Communications Co., Ltd. (北京乐成未来文化传媒有限公司)

“Governmental Authorities”	means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations”

means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“Kuke Future”	means Kuke Future International Technology (Beijing) Co., Ltd.(库客未来国际科技(北京)有限公司)

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Laws”

means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries”	means Kuke Future, Beijing Lecheng and Beijing Naxos Cultural Communication Co., Ltd. (北京拿索斯文化传播有限公司)

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entities”	means Beijing Kuke Music Co., Ltd. (北京库客音乐股份有限公司) and Beijing Music Festival Co., Ltd. (北京国际音乐节文化传播有限公司)

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.                      Based on our understanding of the PRC Laws, (i) the ownership structures of the PRC Subsidiaries and the Variable Interest Entities, both currently and immediately after giving effect to the Offering, will not result in any violation of the PRC Laws; and (ii) the contractual arrangements among Beijing Lecheng, Kuke Future, the Variable Interest Entities and their shareholders governed by the PRC Laws both currently and immediately after giving effect to the Offering are valid, binding and enforceable, and will not result in any violation of the PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

2.                      The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the CSRC’s approval is not required for the approval of the listing and trading of the Company’s ADSs on the New York Stock Exchange or the Nasdaq Stock Market, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; (ii) each of the PRC Subsidiaries was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among Beijing Lecheng, Kuke Future, the Variable Interest Entity and its shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.                      The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects and constitute our opinion.

This Opinion is subject to the following qualifications:

a)                 This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

b)                 We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

c)                  This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

d)                 This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices